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Full House Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

Daniel R. Lee

Ellis Landau

Ray Hemmig

W.H. Baird Garrett

Bradley M. Tirpak

Craig W. Thomas

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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2

Concerned Stockholders of Full House Resorts File Definitive Solicitation Statement and WHITE Request Card to Call a Special Meeting of the Company’s Stockholders

Bylaws Require Approval by 40% of Stockholders to Call a Special Meeting

Concerned Stockholders Believe Recent Actions by the Company that Threaten to Delay or Circumvent Special Meeting are Contrary to Delaware Law

Concerned Stockholders Will Propose to Expand the Board with Experienced Individuals to Optimize the Sale Process or Oversee Management If No Sale Occurs

NEW YORK, October 28, 2014

The Concerned Stockholders of Full House Resorts, Inc. (NASDAQ:FLL) today filed their definitive solicitation materials with the Securities and Exchange Commission to call a Special Meeting of the stockholders. The three Concerned Stockholders, who own approximately 1,161,482 of the Company's common stock (the "Common Stock") in the aggregate, which represents approximately 6.2% of the shares outstanding, issued a letter to their fellow stockholders in the Company.

The Concerned Stockholders are led by Daniel R. Lee, the former Chairman and CEO of Pinnacle Entertainment and, before that, the CFO and SVP of Development and Finance of Mirage Resorts. “It is hard to conceive of a company more in need of a qualified, independent Board than Full House Resorts,” noted Mr. Lee.

The Company’s stock price has declined by 55% over the past 12 months, declining from $2.87 on October 25, 2013 to just $1.26 yesterday. Prior to the filings by the Concerned Stockholders to call a Special Meeting, the stock traded as low as $0.87 per share.

“The Company was debt-free only two years ago, but following a series of bad strategic decisions and poor results from operations, the Company is now burdened with high-cost debt and has breached its credit agreements twice in the past year,” continued Mr. Lee. “Given the Company’s terrible performance to date, we believe a new independent Board is needed to build value for all shareholders.”

Bradley Tirpak, another of the Concerned Stockholders, added that “the Company responded to our request for a Special Meeting by hiring advisors and adopting a bylaw change that could delay a meeting and further enrich management. We believe this bylaw change and any delay is unenforceable under Delaware law.”

Craig Thomas, the third member of the Concerned Stockholders, noted, “we believe it is important to add additional, highly-qualified members to the Company’s Board to ensure any sale process proceeds smoothly for the benefit of ALL stockholders. As demonstrated by the disastrous failed acquisition of the Fitz Tunica, where the management lost approximately $2 million, the Board needs additional independent professionals with experience. At the Special Meeting, we will propose five new Board members, all of whom are independent and two of whom have significant, direct experience in the purchase and sale of casinos and gaming companies.”

We are delivering a signed consent card to the Company today for certain of our shares, which will set today, October 28, 2014, as the record date under the bylaws for participation in the execution of written consents to call the Special Meeting. Within the next few days, stockholders should receive our Solicitation Statement and WHITE Request Card. Shareholders should return the WHITE Request card promptly to help us call the Special Meeting.

The full text of the letter follows:

Concerned Stockholders of Full House

October 28, 2014

Dear Fellow Stockholder,

We are three Concerned Stockholders of Full House Resorts, Inc. (NASDAQ: FLL) who collectively own 1,161,482 shares of stock, representing approximately 6.2% of the shares outstanding. We are writing to you today to ask for your support to call a Special Meeting of stockholders.

We believe there is great opportunity at Full House to increase stockholder value, but as Concerned Stockholders, we have serious reservations about the past and future performance of the Company. The Special Meeting will provide an opportunity to express dissatisfaction that many stockholders have with the current affairs of the Company and with the performance of the current Board of Directors (the "Board"). At the Special Meeting, we plan to propose that stockholders expand the Board to ten Directors and elect five new, highly-qualified and independent individuals to the Board.

We need stockholders holding an aggregate of 33.8% of the shares to return the enclosed WHITE REQUEST CARD to call the Special Meeting. Please sign and return the WHITE REQUEST CARD today.

If we reach the required threshold, then at the Special Meeting, we intend to nominate five additional Directors who possess industry experience, skills and knowledge that are critical for Full House to reach its potential. We believe these new independent professionals will help the Board improve capital allocation, operations, and corporate governance.

Only after we initiated this process did the entrenched management team and incumbent Board announce that they intend to sell the Company. In the case of a sale, the individuals we plan to nominate have experience selling numerous companies and specific experience selling casinos. None of the current independent members of the Board appear to have this vital experience.

Furthermore, after announcing a sale process, the Board also announced changes to the Company’s bylaws that purport to give the Board the power to delay the calling of a Special Meeting. We believe that these sudden bylaw changes are designed to further enrich management at the expense of the stockholders. In certain situations, a delay of the meeting could trigger renewals of lucrative management contracts and may even trigger golden parachutes in the event of a sale. Under the circumstances, we believe these changes are unenforceable under Delaware law.

We believe it is urgent to call the Special Meeting as soon as possible. Please review the enclosed Solicitation Statement and return the WHITE REQUEST CARD today

As Concerned Stockholders, we are calling this Special Meeting for the following reasons:

Stockholders have lost 59% of their investment in the past year

Between September 30, 2013 and September 30, 2014, the stock price has declined approximately 59%. During this same time period, the Russell 2000 Index (RUT) was up approximately 3% and the Dow Jones U.S. Gambling Index (DJUSCA) was up approximately 3%.

Stockholders have lost approximately 59% of their investment in the past year

We believe the stock price reflects the declining results at Full House and the lack of confidence investors have with management and the Board to affect a turnaround.

The stock has performed poorly relative to the stock market and to the shares in gaming companies over the past one, three, and five year periods

The graph above shows the performance for one year. However, this underperformance is not new. The following table compares the stock price of the Company to the Russell 2000 and the Dow Jones U.S. Gambling Indices over the past one, three and five years.

Period	Five Year	Three Year	One Year
	9/30/2009	9/30/2011	9/30/2013	9/30/2014
Full House Resorts, Inc.	$2.71	$2.74	$2.78	$1.15
% Change through 9/30/14	-58%	-58%	-59%

Russell 2000	604.28	644.16	1073.78	1101.67
% Change through 9/30/14	+82%	+71%	+3%

Dow Jones U.S. Gambling Index	368.65	469.83	819.04	842.53
% Change through 9/30/14	+129%	+79%	+3%

Despite consistent underperformance, executive compensation of the CEO and COO is up 68% in the past five years

Over the past five years, Andre Hilliou, the Chairman and CEO of the Company, has been paid total compensation of $4,446,279 and Mark Miller, COO of the Company, has been paid total compensation of $4,430,372. Between 2009 and 2013, the total compensation for the CEO increased 59% and the total compensation of the COO increased 78%. The combined compensation of the CEO and COO is up approximately 68% during this period. We believe these levels of compensation are irresponsible given the performance and size of the Company. We also note that at the 2014 annual meeting of stockholders, almost 37% of the shares voted chose to vote AGAINST the proposal to approve named executive officers compensation.

The Company’s operations have performed poorly and it has lost a valuable management contract

Performance at all three of the Company’s segments is declining.

At the Company’s Rising Star Casino, gross gaming revenues have declined 26.6% year-to-date in 2014 through September, despite opening a new 104-guest room hotel. The decline in gross gaming revenues year-to-date in 2014 follows a full year decline of 21.2% in 2013.

In the Company’s Northern Nevada segment, which includes the Stockman’s Casino and the Grand Lodge Casino, gross gaming revenues have declined 10.6% year-to-date through Q2 2014. The decline in gross gaming revenues year-to-date in 2014 follows a minor full year decline in 2013.

At the Silver Slipper Casino, gross gaming revenues have declined 8.5% year-to-date in 2014 through Q2. During the same time period, the Mississippi Gulf Coast Counties market was up 0.8%.1

In addition, the Native American tribe that had hired the Company to manage the Buffalo Thunder Resort & Casino chose to not renew or extend such contract upon its expiration in September 2014.

The Company has a poor history of capital allocation and has made three acquisitions that have not built value for stockholders

The Company purchased Stockman’s Casino in Fallon, Nevada in February 2007 for $27.4 million, including working capital and operating cash, and subsequently sold a hotel that came with the property. The original net carrying value for Stockman’s after the hotel sale was approximately $20.5 million.2 The Company subsequently has taken two write downs associated with the property, $4.5 million in Q3 2011 and $4.0 million in Q3 2013, totaling $8.5 million. The $8.5 million write downs are more than 40% of the original $20.5 million net carrying value of the asset.

 The Company purchased the Rising Star Casino in Rising Sun, Indiana in April 2011 for approximately $51 million, including working capital and operating cash. The Company then constructed a new 104-guest room hotel that opened in November 2013, financing it with an off-balance sheet vehicle under which the Company retained both the operating and capital risk. The Company subsequently took a reduction in goodwill associated with the property in Q2 2014 of $11.5 million. The significant impairment charge was incurred only three years after the acquisition of the property.

The Company purchased the Silver Slipper Casino in Bay St. Louis, Mississippi in November 2012 for approximately $79 million, including working capital and operating cash. To date since its acquisition, the Silver Slipper has underperformed the broader Mississippi Gulf Coast Counties market.

In summary, the Company has paid $157 million for its three major acquisitions, then spent approximately $8 million on a hotel expansion and has spent about half of the approximately $18 million cost of a hotel being built in Mississippi. As of the quarter ended June 30, 2014, the Company had approximately $67 million of long-term debt and capitalized lease obligations and its equity was valued by the market at $1.41 per share, for a total enterprise value of the Company of only $80 million. The fact that the Company is valued today at significantly less than it recently spent to acquire its properties, demonstrates, in our view, that the acquisitions have been destructive to stockholder value.

The Company proposed to dilute stockholders by more than 90%

On January 8, 2014, the Company filed a Registration Statement on Form S-1 (the "Form S-1") with the Securities and Exchange Commission (the "SEC") in connection with the proposed sale of $46 million worth of Common Stock. On January 8, the price of the Common Stock closed at $2.65 and there were approximately 18.75 million shares outstanding. If the proposed offering had occurred at that price, the Company would have sold approximately 17.3 million shares of Common Stock and existing stockholders would have been diluted by more than 90%. We believe that the proposed offering was a poor capital allocation decision. Furthermore, at the time that the Company attempted such offering, it did not disclose to existing or potential investors the exact use of the proceeds.

____________________________
1 The Mississippi Gulf Coast Counties market is tabulated in the monthly Casino Gross Gaming Revenues report released by the Mississippi Gaming Commission and includes casinos in Biloxi and Bay St Louis.

2 The Company sold a Holiday Inn Express included in the Stockman’s Casino purchase for approximately $6.9 million.

Despite three poorly performing acquisitions, management pursued another large acquisition in March 2014

On March 24, 2014, the Company announced that it had entered into a contract to acquire the Fitzgerald’s Casino in Tunica, Mississippi (“Fitz Tunica”). The Company agreed to pay $63 million, plus expenses, operating cash and working capital and indicated that it would fund an additional $7.0 million in required renovations. Inclusive of funding of the operating cash, working capital, deal expenses and the renovations, we estimate that the Company needed approximately $75 million to consummate this acquisition and expansion – a sum that exceeds the approximate $69 million enterprise value (market cap plus net debt) of the entire company at September 30, 2014.

We believe that the Board and management failed to manage risks appropriately in the Fitz Tunica transaction

When the Company announced that it had entered into an agreement to acquire the Fitz Tunica casino on March 24, 2014, it deposited $1.75 million into escrow to secure the transaction. On March 31, 2014, just seven days after announcing the planned acquisition, the Company was required to obtain waivers on its First Lien Credit Agreement and Second Lien Credit Agreement (together, the "Credit Agreements"). On August 8, 2014, when the Company was unable to complete the purchase, the seller of Fitz Tunica sued the Company, alleging damages for a breach of contract by the Company. The actual contract apparently did not include a clear clause that the contract was contingent on financing. On August 21, 2014, the seller and the Company entered into a settlement agreement under which the Company forfeited $1.7 million of the funds held in escrow and the Company received only $50,000.

In addition to losing more than 97% of the $1.75 million escrow, the Company incurred approximately $300,000 in professional fees associated with the Fitz Tunica transaction.

We believe that the Company has been reckless in its pursuit of acquisitions in the face of a precarious financial position

On March 31, 2014, seven days after announcing the acquisition of Fitz Tunica Casino, the Company exceeded the allowable total leverage ratio and the first lien leverage ratios under both of the Company’s Credit Agreements.  Although the Company eventually received waivers from its creditors for compliance with these ratios as of March 31, 2014, we believe it was reckless of the Board to allow management to commit to major capital outlays at a time when its financial footing was uncertain.

For the quarter ending March 31, 2014, the Company paid $50,000 to obtain a waiver for breaching the leverage ratios in its Second Lien Credit Agreement. On July 18, 2014, the Company paid a further amendment fee of $100,000 to amend the Second Lien Credit Agreement and agreed to raise the interest rate on the Second Lien Credit Agreement from 13.25% to 14.25%.

In the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (the "10-Q"), the Company stated, “If we are not in compliance with our covenants at June 30, 2014, and we are not able to renegotiate the terms of our First Lien and Second Lien Credit Agreements, we may be prevented from drawing against the $10.0 million term loan.”   The term loan is needed to complete construction of the $17.7 million six-story, 142-guest room Silver Slipper Casino Hotel that is now under construction. The Company has invested approximately $7 million to date in construction of the hotel and if it is not completed, our Company is unlikely to receive a return on such investment. In addition, an unfinished hotel would be an eyesore adjacent to the Company’s casino with the highest EBITDA contribution.

As demonstrated by the breaches of the Credit Agreements, the fees paid to obtain waivers and to amend the Credit Agreements, the increase in the Second Lien Credit Agreement interest rate, and the disclosures in the 10-Q, we believe management’s pursuit of the Fitz Tunica Casino put the completion of the hotel at the Silver Slipper at risk.

We believe immediate action is need to prevent further erosion of stockholder value

As a response to our efforts to call a Special Meeting, the Company announced that it initiated a sale process. We do not believe that this management, using the same advisors from the proposed equity offering in January 2014 and the failed Fitz Tunica acquisition, can be trusted to maximize value for stockholders in a sale. As such, we believe it is urgently important to add some or all of our highly qualified nominees to the Board to assist in the process. Our nominees will help stockholders to receive the best value for their shares. If no sale occurs, it is still important to add ALL of our highly qualified nominees to the Board to stabilize the Company and improve its governance for the benefit of all stockholders.

We believe it is urgent to call the Special Meeting as soon as possible. We urge you to please support our effort and return the WHITE Request Card today.

Sincerely,

Concerned Stockholders of Full House

Daniel R. Lee, Bradley Tirpak, and Craig Thomas

If you have any questions about completing, executing and dating the WHITE Request Card or otherwise require assistance, please contact:

MORROW & CO., LLC 470 West Avenue, Stamford, CT 06902 (203)-658-9400 or Call toll free at 1-(800)-662-5200 savefullhouse@morrowco.com